IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY


- - - - - - - - - - - - - - - - - -x

BERNARD ZICHERMAN,                 :

                        Plaintiff, :

VS.                                :

ANTHONY D. AUTORINO, MEL D. BORER, :
THOMAS H. DECKER, WILLIAM A.            CIVIL ACTION NO. 15824-NC
DIBELLA, VINCENT DIVINCENZO,       :
NATALIA HERCOT, AJIT G. HUTHEESING,     SUMMONS PURSUANT
JO MCKENZIE, DONALD E. MILLER,     :    TO 10 DEL.C. Sec. 3114
JEFFREY J. STEINER, and SHARED
TECHNOLOGIES FAIRCHILD, INC.,      :

                        Defendants.:

- - - - - - - - - - - - - - - - - -x


TO THE SPECIAL PROCESS SERVER

YOU ARE COMMANDED:


     To Summon the above named individual defendants by service pursuant to 10 Del. C. Sec. 3114 upon Shared Technologies Fairchild, a Delaware corporation, by serving its registered agent, The Corporation Trust Company, Inc., which is designated for service of process in Delaware, so that within the time required by law, such defendants shall serve upon James A. McShane, Esq., plaintiff's attorney whose address is 1105 N. Market St. #1600, Wilmington, DE 19801 an answer to the complaint.

     To serve upon defendants a copy hereof, of the complaint, and of a statement of plaintiff filed pursuant to Chancery Court Rule 4(dc)(1).

TO THE ABOVE NAMED DEFENDANTS:

     In case of your failure, within the time permitted by 10 Del. C. Sec. 3114,1 to serve on plaintiff's attorney named above an answer to the complaint, judgment by default may be rendered against you for the relief demanded in the complaint.





Dated:  July 31, 1997                              ____________________________
                              Register in Chancery



--------------------

1    The text of 10 Del. C. Sec. 3114 is set out on the reverse of this Summons.



- - - - - - - - - - -  - -                        x   Sec. 3114.  Service of process on non-resident directors,
                                                      trustees or members of the governing body of Delaware
CIVIL ACTION NO. 15824-NC                         :   corporations.
                                                           (a)  Every non-resident of this State who after September,
BERNARD ZICHERMAN,                                :   1977, accepts Election or appointment as a director, trustee or member of the governing body of a corporation organized under
                Plaintiff,                        :   the laws of this State or who after June 30, 1978, serves in such capacity and every resident of this State who so accepts
        vs.                                       :   election or appointment of service in such capacity and
                                                      thereafter removes his residence from this State shall, by such
ANTHONY D. AUTORINO, ET AL,                       :   acceptance or by such service, be deemed thereby to have
                                                      consented to the appointment of the registered agent of such
                Defendants.                       :   corporation (or, if there is none, the Secretary of State) as his agent upon whom service of process may be made in all civil
           SUMMONS                                :   actions or proceedings brought in this State, by or on behalf of, or against such corporation, in which each director,
1.     Anthony D. Autorino                        :   trustee or member is a necessary or proper party, or in any
2.     Mel D. Borer                                   action or proceeding against such director, trustee or member
3.     Thomas H. Decker                           :   for violation of his duty in such capacity, whether or not he
4.     William A. Dibella                             continues to serve as such director, trustee or member at the
5.     Vincent Divincenzo                         :   time suit is commenced.  Such acceptance of service as such
6.     Natalia Hercot                                 director, trustee or member shall be a signification of the
7.     Ajit G. Hutheesing                         :   consent of such director, trustee or member that any process
8.     Jo McKenzie                                    which is served shall be of the same legal force and validity
9.     Donald E. Miller                           :   as if served upon such director, trustee or member within this
10.    Jeffrey J. Steiner                             State and such appointment of the registered agent (or, if
       by serving the registered agent for        :   there is none, the Secretary of State) shall be irrevocable.
       Shared Technologies Fairchild, Inc.:                (b)  Service of process shall be effected by serving the
                                                  :   registered agent (or, if there is none, the Secretary of State)
       The Corporation Trust Company                  with 1 copy of such process in the manner provided by law for
       1209 Orange Street                         :   service of writs of summons.  In addition, the Prothonotary or
       Wilmington, DE  19801                          the Register in Chancery of the court in which the civil action
                                                  :   or proceedings is pending shall, within 7 days of such service,
       pursuant to 10 Del. C.ss. 3114                  deposit in the United States mails, by registered mail, postage
                                                  :   prepaid, true and attested copies of the process, together with a statement that service is being made pursuant to this action,
SERVICE TO BE COMPLETED BY SPECIAL PROCESS        :   addressed to such director, trustee or member at the
SERVER                                                corporation's principal place of business and at his residence
                                                  :   address as the same appears on the records of the Secretary of
                                                      State, or, if no such residence address appears, at his address
                                                  :   last known to the party desiring to complete such service.
                                                           (c)  In any action in which any such director, trustee or
                                                  :   member has been served with process as hereinabove provided, the time in which a defendant shall be required to appear and
                                                  :   file a responsive pleading shall be computed from the date of mailing by the Prothonotary or the Register to Chancery as provided in subsection (b)
                                                      of this section; however, the court in which such action has been commenced may order such continuance or continuances as may be necessary to afford such director, trustee or member reasonable opportunity to defend the action.
                                                           (d)  Nothing   herein contained limits or affects the rights to
                                                      serve process in any other manner now or thereafter provided by law. This section is an extension of and not a limitation upon the right otherwise existing of service of legal process upon non-residents.
                                                           (e)  The Court of Chancery and the Superior Court may make all necessary rules respecting the form of process, the and return thereof and such other rules which may be necessary to implement this section and are not inconsistent with this section (61 Del. Laws c. 119 Sec. 1.).
- - - - - - - - - -- - - -                        x

                                     SUMMONS

                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY

- - - - - - - - - - - - - - - - - -x

BERNARD ZICHERMAN,                 :

                        Plaintiff, :

VS.                                :

ANTHONY D. AUTORINO, MEL D. BORER, :
THOMAS H. DECKER, WILLIAM A.            CIVIL ACTION NO. 15824-NC
DIBELLA, VINCENT DIVINCENZO,       :
NATALIA HERCOT, AJIT G. HUTHEESING,             SUMMONS
JO MCKENZIE, DONALD E. MILLER,     :
JEFFREY J. STEINER, and SHARED
TECHNOLOGIES FAIRCHILD, INC.,      :

                        Defendants.:

- - - - - - - - - - - - - - - - - -x


TO THE SPECIAL PROCESS SERVER

YOU ARE COMMANDED:

     To Summon the above named defendants so that, within 20 days after service hereof upon defendants, exclusive of the day of service, defendants shall serve upon James A. McShane, Esq., plaintiff's attorney whose address is 1105 N. Market St. #1600, Wilmington, DE 19801 an answer to the complaint.

     To serve upon defendants a copy hereof and of the complaint.

TO THE ABOVE NAMED DEFENDANTS:

     In case of your failure, within 20 days after service hereof upon you, exclusive of the day of service, to serve on plaintiff's attorney named above an answer to the complaint, judgment by default will be rendered against you for the relief demanded in the complaint.


Dated:  July 31, 1997                 _______________________________
                                      Register in Chancery

                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY

- - - - - - - - - - - - - - - - - -x

BERNARD ZICHERMAN,                 :

                        Plaintiff, :

VS.                                :

ANTHONY D. AUTORINO, MEL D. BORER, :
THOMAS H. DECKER, WILLIAM A.            C. A. NO. 15824-NC
DIBELLA, VINCENT DIVINCENZO,       :
NATALIA HERCOT, AJIT G. HUTHEESING,     CLASS ACTION COMPLAINT
JO MCKENZIE, DONALD E. MILLER,     :
JEFFREY J. STEINER, and SHARED
TECHNOLOGIES FAIRCHILD, INC.,      :

                        Defendants.:

- - - - - - - - - - - - - - - - - -x



     Plaintiff, by his attorneys, alleges upon information and belief, except for paragraph 2 which is alleged upon knowledge, as follows:

                                  JURISDICTION

     1. This Court has jurisdiction by virtue of the fact that Shared Technologies Fairchild, Inc. ("STF" or the "Company") is incorporated in the State of Delaware.

                                   THE PARTIES

     2. Plaintiff Bernard Zicherman is, and at all relevant times was, the owner of shares of common stock of STF.

     3. Defendant STF is a Delaware corporation with its principal offices at 100 Great Meadow Road, Suite 104,

Wethersfield, Connecticut 06109. STF is the nation's largest provider of shared telecommunications services and systems. Through its technical infrastructure and 800 employees, STF acts as a single point of contact for business telecommunications services at more than 465 buildings throughout the United States and Canada.

     4. The Company's Board of Directors consists of the following persons:

     (a) Anthony D. Autorino is, and at all relevant times has been, Chairman of the Board of Directors, Chief Executive Officer, and a Director of the Company;

     (b) Mel D. Borer is, and at all relevant times has been, President, Chief Operating Officer, and a Director of the Company;

     (c) Thomas H. Decker is, and at all relevant times has been, a member of the Board of Directors of the Company;

     (d) William A. Dibella is, and at all relevant times has been, a director of the Company;

     (e) Vincent Divincenzo is, and at all relevant times has been, Senior Vice President, Chief Financial Officer and a Director of the Company;

     (f) Natalia Hercot is, and at all relevant times has been, a director of the Company;

     (g) Ajit G. Hutheesing is, and at all relevant times has been, a director of the Company;

     (h) Jo McKenzie is, and at all relevant times has been, a director of the Company;

     (i) Donald E. Miller is, and at all relevant times has been, a director of the Company;

     (j) Jeffrey J. Steiner is, and at all relevant times has been, Vice Chairman of the Board of Directors and a Director of the Company.

          5. The persons named in paragraph 4 above shall be collectively referred to herein as the "Individual Defendants."

          6. The Individual Defendants, by reason of their corporate directorships stand in a fiduciary position relative to the Company's shareholders, which fiduciary relationship, at all times relevant herein, required the Individual Defendants to exercise their best judgment, and to act in a prudent manner, and in the best interests of the Company's shareholders. They were and are required to use their ability to control and manage the Company in a fair, just and equitable manner; to act in furtherance of the best interests of the Company's shareholders; to refrain from abusing their positions of control; and not to favor their own interests at the expense of the Company's shareholders.

          7. Each Individual Defendant herein is sued individually as an aider and abettor, as well as in his or her capacity as an officer and/or director of the Company, and the liability of each arises from the fact that he has engaged in all or part of the unlawful acts, plans, schemes, or transactions complained of herein.

                            CLASS ACTION ALLEGATIONS

          8. Plaintiff brings this action on his own behalf and, pursuant to Rule 23 of the Rules of the Court of Chancery of the State of Delaware, on behalf of all stockholders of the Company (except the defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any of the defendants) and their successors in interest, who are or will be threatened with injury arising from defendants' actions as more fully described herein.

          9. Plaintiff seeks injunctive relief and to recover damages for themselves and the other members of the class caused by the breach of fiduciary duties owed by the Individual Defendants, in that plaintiff and the other members of the Class will not receive their fair proportion of the value of STF's assets and businesses, which is not fully reflected in the price to be paid by Tel-Save Holdings Inc. ("Tel-Save") and which can only truly be determined if the Individual Defendants create a level playing field for other bidders to come in and bid for STF. Plaintiff and the other members of the class are being prevented from obtaining a fair price for their shares of the Company's common stock.

          10. The Individual Defendants' decision to agree to the transaction was given in breach of their fiduciary duties owed to Fairchild's stockholders to take all necessary steps to ensure that the stockholders will receive the maximum value realizable for their shares in any merger or acquisition of the Company. In the context of this action, the Board of Directors of STF must take all reasonable steps to assure the maximization of stockholder value, including the implementation of a bidding mechanism to foster a fair action of the Company to the highest bidder or the exploration of strategic alternatives which will return greater or equivalent value to the plaintiffs and the class.

          11. This action is properly maintainable as a class action.

          12. The class is so numerous that joinder of all members is impracticable. There was 15,819,987 shares of STF common stock issued and outstanding as of May 15, 1997, which shares are traded on Nasdaq. While the exact number of class members are unknown to plaintiffs at this time and can only be ascertained through appropriate discovery, plaintiffs believe that there are thousands of members of the class.

          13. A class action is superior to other methods for the fair and efficient adjudication of the claims herein asserted and no unusual difficulties are likely to be encountered in the management of this class action. The likelihood of individual class members prosecuting separate claims is remote.

          14. There are questions of law and fact which are common to the class and which predominate over questions affecting any individual class member. The common questions include, inter alia, the following:

          (a) whether defendants have breached their fiduciary duties by engaging in concerted and continual action to entrench them in their lucrative positions and to enrich them at the expense of STF's public stockholders;

          (b) whether defendants are unlawfully impeding other possible merger or takeover attempts at the expense of STF's public stockholders;

          (c) whether defendants have failed to disclose all material facts relating to the takeover including the potential and expected positive future financial benefits which they expect to derive;

          (d) whether defendants have failed and will fail to negotiate in good faith with other prospective purchasers of the Company; and

          (e) whether the plaintiff and other members of the class would be irreparably damaged were the defendants not enjoined from the conduct described herein below.

          15. The prosecution of separate claims would create a risk of either inconsistent or varying adjudications concerning individual members of the class, which would establish incompatible standards of conduct for the party opposing the class, and adjudications concerning individual members of the class would, as a practical matter, be dispositive of the interests of other members of the class who are not parties to the adjudications or substantially impair or impede the ability of other members of the class who are not parties to the adjudications, to protect their interests. The defendants have acted on grounds generally applicable to all members of the class, making relief concerning the class as whole appropriate.

          16. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. The claims of the plaintiff are typical of the claims of other members of the class and the plaintiff has the same interests as the other members of the class. Plaintiff is an adequate representative of the class. A class action poses no management problems and this case is ideally suited for class action certification.

                            SUBSTANTIVE ALLEGATIONS

          17. On May 14, 1997, STF announced financial results for the quarter ended May 31, 1997. Revenues for the quarter reached $46,630,000, with EBITDA (earnings before interest, taxes, depreciation, and amortization) of $11,767,000. Compared to the quarter ended March 31, 1996, in which revenues totaled $18,182,000 and EBITDA was $2,721,000, these results represented increases of 156 and 332 percent, respectively.

          18. On July 14, 1997, STF announced that it is engaged in discussions regarding a possible sale or merger of the Company. The Company issued this press release in response to recent trading activity in its common stock.

          19. On July 17, 1997, STF announced that it has signed an agreement to merge into Tel-Save. Pursuant to the agreement, the Company will merge into a wholly-owned subsidiary of Tel-Save, and the Company's stockholders having a value of $11.25 per share for each share of common stock of the Company, subject to upward adjustments in certain circumstances based on the market price of Tel-Save's stock at the time of the merger.

          20. Despite STF's superb financial condition, the Individual Defendants agreed to an offer that is unfair to STF's shareholders and does not reflect the intrinsic value of STF's assets. It is the result of unfair dealing by the Individual Defendants in an attempt to benefit themselves.

          21. STF's excellent results of late, demonstrate that STF has shaken off the problems of the past and stands poised for an extremely successful future. At this critical juncture, when the Company has finally turned the corner, defendants now propose the Merger, which is terribly unfair as the consideration to be paid to STF's shareholders and does not recognize the underlying value of the Company's stock.

          22. In announcing the Merger, defendants have failed to disclose, inter alia, the full extent of the future earnings potential of STF and its expected increase in profitability.

          23. The defendants' knowledge and economic power and that of the investing public is unequal because the Individual Defendants are in possession of material non-public information concerning the Company's assets, businesses, and future prospects and control the business and corporate affairs of STF. This disparity makes it inherently unfair for the merger of STF at such an unfair and grossly inadequate price.

          24. The Individual Defendants have at all times been fiduciaries to STF shareholders. As set forth herein, they have breached and are continuing to breach their fiduciary duties to STF's shareholders in order to entrench themselves in office and to continue receiving their compensation, fees and emoluments of office by negotiating only with Tel-save.

          25. The Individual Defendants have breached their fiduciary duties by reason of the acts and transactions complained of herein, including their failure to negotiate the possible acquisition of STF and to provide confidential information to potential suitors on the same playing field that it created for STF.

          26. Unless enjoined by this Court, the Individual Defendants will continue to breach their fiduciary duties owed to plaintiffs and the other members of the class, and will entrench themselves in their corporate offices, all to the irreparable harm of the class, as aforesaid.

          27. The Individual Defendants' authorization to pursue the transaction was given in breach of their fiduciary duties owed to STF's stockholders to take all necessary steps to ensure that the stockholders will receive the maximum value realizable for their shares in any merger of the company. In the context of this action, the Board of Directors of STF must take all reasonable steps to assure the maximization of stockholder value, including the implementation of a bidding mechanism to foster a fair auction of the Company to the highest bidder or the exploration of strategic alternatives which will return greater or equivalent value to the plaintiffs and the class.

          28. Plaintiff and the other members of the class have been and will be damaged in that they have not and will not receive their fair proportion of the value of STF's assets and businesses, which is not fully reflected in the price to be paid by STF and which can only truly be determined if the Individual Defendants create a level playing field for other bidders to come in and bid for STF. Plaintiff and the other members of the class have been and will be prevented from obtaining a fair price for their shares of the Company's common stock.

          29. Plaintiff and the class have no adequate remedy at law.

          WHEREFORE, plaintiff demands judgment, as follows:

          A. Declaring this to be a proper class action;

          B. Ordering the Individual Defendants to carry out their fiduciary duties to plaintiffs and the other members of the class by announcing their intention to:

          1. cooperate fully with any person or entity, having a bona fide interest in proposing any transaction which would maximize shareholder value, including, but not limited to, a buyout or takeover of the Company;

          2. invalidating any breakup fee agreed to by defendants if there is one;

          3. undertake an appropriate evaluation of STF's worth as a merger/acquisition candidate;

          4. take all appropriate steps to enhance STF's value and attractiveness as a merger/acquisition candidate;

          5. take all appropriate steps to effectively expose STF to the marketplace in an effort to create an active auction for STF;

          6. take proper action to maximize the price that STF shareholders will receive for their shares.

          7. act independently so that the interests of STF's public stockholders will be protected; and

          8. adequately ensure that no conflicts of interest exist between Individual Defendants' own interests and their fiduciary obligations to maximize stockholder value or, if such conflicts exist, to ensure that all conflicts are resolved in the best interests of STF's public stockholders;

          C. Ordering the Individual Defendants to carry out their fiduciary duties to plaintiff and the class and requiring them to respond in good faith to any bona fide potential acquirors of STF;

          D. Temporarily and permanently enjoining the merger agreement entered into with Tel-Save;

          E. Awarding plaintiff the costs and disbursements of the action, including a reasonable allowance for plaintiffs' attorneys' and experts' fees; and

          F. Granting such other and further relief as may be just and proper.

Dated:  July   , 1997

                                         MORRIS AND MORRIS



                                         By:______________________
                                         Karen Morris
                                         Patrick F. Morris
                                         Suite 1600
                                         1105 North Market Street
                                         Post Office Box 2166
                                         Wilmington, DE  19899-2166
                                         (302) 426-0400

                                         Attorneys for Plaintiffs
Of Counsel:

STULL, STULL & BRODY
6 East 45th Street
New York, NY  10017
(212) 687-7230



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